                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Olin Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                PRELIMINARY COPY

                                      LOGO

                 501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

                                                                  March 11, 1997

Dear Olin Shareholder:
  You are cordially invited to attend our 1997 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 24th. The meeting will be held at the GTE Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Mr. William L. Read, who has reached age 70, is retiring from the Board of Directors on April 24, 1997. Mr. Read joined Olin's Board in 1986. We are grateful to Mr. Read for his steadfast guidance over the past eleven years.

  We are pleased to announce that Mr. Richard E. Cavanagh, who was elected to the Board in July 1996, is a nominee for the first time. Mr. Cavanagh is President and Chief Executive Officer of The Conference Board, Inc. Additionally, we are happy to report that Mr. Robert Holland, who served as an Olin director from 1986 to 1995, is also a nominee this year.

  Whether or not you plan to attend, please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

  At last year's Annual Meeting more than 86% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting.

                                                     Sincerely,

                                                /s/ Donald W. Griffin

                                                  DONALD W. GRIFFIN
                                       Chairman, President and Chief Executive
                                                       Officer


                             YOUR VOTE IS IMPORTANT

                   YOU ARE URGED TO SIGN, DATE AND PROMPTLY
               RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                OLIN CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            Norwalk, Connecticut
                                                          March 11, 1997

  The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the GTE Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 24, 1997, at 10:30 a.m., local time, to consider and act upon the following:

  (1)The election of five Directors.

  (2) Approval of an Amendment to the Restated Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

  (3)Ratification of the appointment of independent auditors for 1997.

  (4) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed February 27, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                      By order of the Board of Directors:
                                      /s/ Johnnie M. Jackson, Jr.
                                      JOHNNIE M. JACKSON, JR.
                                              Secretary

                                OLIN CORPORATION

                                PROXY STATEMENT
                             ---------------------
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 1997

  This Proxy Statement is furnished to the shareholders of Olin Corporation ("Olin" or "Company") in connection with the solicitation by the Board of Directors ("Board") of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 24, 1997, and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below, for approval of the Amendment to the Restated Articles of Incorporation of the Corporation as set forth below and in favor of the ratification of the appointment of independent auditors. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

  Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. This Proxy Statement and the related proxy card are being mailed to shareholders beginning on or about March 11, 1997.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

  The close of business on February 27, 1997 has been fixed as the record date for the meeting and any adjournment thereof. As of that date, there were approximately xxxx shares of Olin common stock, $1 par value ("Common Stock"), outstanding, each of which is entitled to one vote. Of those shares of Common Stock outstanding, approximately xxxx shares were held in the Olin Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"), all of which are held by Wachovia Bank of North Carolina, N.A. ("Wachovia") as the Trustee of the CEOP. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares of Common Stock credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of Common Stock held in the CEOP for which voting instructions are not received from CEOP participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of Common Stock for which the Trustee has received instructions.

  ChaseMellon Shareholder Services, LLP ("CMSS") is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by CMSS, CMSS will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, CMSS will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock as of December 31, 1996.

                                                AMOUNT AND
                                                NATURE OF
      NAME AND ADDRESS OF BENEFICIAL            BENEFICIAL                  PERCENT
      OWNER                                     OWNERSHIP                   OF CLASS
      ------------------------------            ----------                  --------
      Franklin Resources, Inc.                  3,566,600(a)                   7.1
      777 Marinero Island Boulevard
      San Mateo, CA 94404
      Scudder, Stevens & Clark, Inc.            3,200,362(b)                   6.4
      345 Park Avenue
      New York, NY 10154
      Travelers Group Inc.                      2,993,777(c)                   5.9
      388 Greenwich Street
      New York, NY 10013
      FMR Corp.                                 2,742,700(d)                  5.49
      82 Devonshire Street
      Boston, MA 02109

--------
(a) Franklin Resources, Inc. ("FRI") has advised Olin in a Schedule 13G filing that the shares are owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment subsidiaries ("Adviser Subsidiaries") of FRI and such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over such shares.
(b) Scudder, Stevens & Clark, Inc., a registered investment adviser, has advised Olin in a Schedule 13G filing that it has sole dispositive power with respect to the shares, has sole power to vote with respect to 640,750 shares, and shared power to vote with respect to 2,370,900 shares.
(c) Travelers Group Inc. has advised Olin in an amended Schedule 13G filing that it and its wholly owned subsidiary, Smith Barney Holdings Inc., have shared voting and shared dispositive power with respect to 2,993,777 shares. They disclaim beneficial ownership of all such shares.
(d) Olin has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") beneficially own 2,708,900 and 33,800 shares, respectively. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 2,708,900 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 33,800 shares, sole voting power over 16,200 shares and no voting power with respect to 17,600 of the shares.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Four persons, as set forth below under "Nominees for Three-Year Terms Expiring in 2000", have been nominated by the Board for election as Class III Directors to serve until the 2000 Annual Meeting of Shareholders and until their successors have been elected. In addition, Mr. Richard E. Cavanagh has been nominated by the Board for election as a Class I Director to serve until the 1998 Annual Meeting of Shareholders and until his successor has been elected. The terms of the other directors will continue after the meeting as indicated below.

  Under the director retirement policy of Olin, William L. Read, a Class I Director, who has reached age 70, will retire effective April 24, 1997.

  Each of the nominees (other than Mr. Holland) is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

                                           CLASS III
                        NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2000

  [PHOTO] WILLIAM W. HIGGINS, 61, is Chairman, and a director of the Greenwich Emergency Medical Service, Greenwich, CT. Mr. Higgins retired as a Senior Vice President of The Chase Manhattan Bank, N.A. and a senior credit executive of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a B.A. degree from Amherst College and an M.B.A. degree from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983, he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same Department. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. Olin director since 1964.

  [PHOTO] ROBERT HOLLAND, JR., 55, is Chairman of the Board of ROKHER-J, Inc., a holding company, an office he also held, in addition to the position of chief executive officer of such company, during the period 1984-1987. From January 1995 to October 1996, he served as President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. From 1986 to 1995, he was also a member of Olin's Board of Directors. From 1988 to 1990, he was Vice President of Business Development and from 1990 to 1991 was Chairman of the Board of Gilreath Manufacturing, Inc. Mr. Holland was an independent business acquisition consultant from 1981 to 1984, a consultant with McKinsey & Company, Inc. from 1968 to 1981 and a partner from 1975 to 1981. He is a Director of A. C. Nielsen,

                Ben & Jerry's Homemade, Inc., Frontier Corporation and Trumark, Inc., a trustee of Mutual of New York, Chairman of the Board of Trustees, Spelman College, Atlanta, Georgia and a Trustee of Atlanta University Center. Mr. Holland is also a director of the Harlem Junior Tennis Program. He holds a B.S. degree in mechanical engineering from Union College and an M.S. degree in business administration from the Bernard Baruch Graduate School of Business.

  [PHOTO] SUZANNE D. JAFFE, 53, is a Managing Director of Hamilton & Company, an investment management consulting firm. From 1985 to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., L.P. From 1983 to 1985, she was Deputy Comptroller of New York State. She served under President Reagan on the Board of Trustees of the Social Security and the Medicare Trust Funds and was also a member of the ERISA Advisory Council of the Department of Labor. Ms. Jaffe received her BA degree from the University of Pennsylvania. She is currently a trustee of Fordham University and a director of Research Corporation. She is also a director of the International Women's Forum, past president of its affiliate, the New York Women's Forum, and a member of the Economic Club of New York and of the Foreign Policy Association. She is a director of AXEL Johnson Inc. Olin director since 1994.

  [PHOTO] JOHN P. SCHAEFER, 62, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of
                California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of the Research Corporation and Research Corporation Technologies, Inc. Olin director since 1982.

                                            CLASS I
                         NOMINEE FOR THREE-YEAR TERM EXPIRING IN 1998

  [PHOTO] RICHARD E. CAVANAGH, 50, is President and Chief Executive Officer of The Conference Board, a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm's public issues consulting practice. Mr. Cavanagh is a member of the Board of Directors and Trustee of 23 BlackRock Mutual Funds. He is also a Trustee of Wesleyan University and a Director of Fremont Group. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Olin director since 1996.

                                            CLASS I
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1998

  [PHOTO] JOHN W. JOHNSTONE, JR., 64, retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College, The Conference Board and Research Corporation Technologies, Inc. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Mutual Life Insurance Company, McDermott International, Inc. and American Brands, Inc. Olin director since 1984.

  [PHOTO] JACK D. KUEHLER, 64, retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. In 1981, he was named Information Systems and Technology Group Executive. He was elected an IBM
                Senior Vice President in 1982, and the following year a member of its Corporate Management Committee and Business Operations Committee. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers, a fellow of the American Academy of Arts and Sciences and a trustee of Santa Clara University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna Life and Casualty Company, In Focus Systems and the Parsons Corporation. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University. Olin director since 1986.

                                           CLASS II
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999

  [PHOTO] DONALD W. GRIFFIN, 60, is Chairman, President and Chief Executive Officer of Olin. He joined Olin in 1961 and from 1963 served in a variety of Brass Division marketing positions, including director of international business development and vice president, marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; in January 1996, Chief Executive Officer; and in April 1996, Chairman. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, NY. Mr. Griffin is a director of A. C. Nielsen, Rayonier Inc. and Rayonier Forest Products Company. He is also a director of the Chemicals Manufacturing Association, the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center. He is a member of the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin director since 1990.

  [PHOTO] H.WILLIAM LICHTENBERGER, 61, is Chairman and Chief Executive Officer of Praxair, Inc., a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company. He is on the Advisory Board of Western Connecticut State University, a director of the National Association of Manufacturers and a member of The Business Roundtable. He is Chairman of United Negro College Fund's Connecticut Corporate Campaign and a director of the Fairfield County Boy Scouts Advisory Board. Olin Director since 1993.

  [PHOTO] GEORGE JACKSON RATCLIFFE, JR., 61, is Chairman, President and Chief Executive Officer of Hubbell Incorporated, a position he has held since 1987. He holds an AB degree from Duke University and a JD degree from the University of Virginia. Mr. Ratcliffe is a member of the Board of Directors of The Aquarion Company and Praxair, Inc.; a member of the Board of Governors of the National Electrical Manufacturers Association
                (NEMA) and member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

  During 1996, the Board held eleven meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 92%. Each director attended at least 75% of such meetings.

COMMITTEES OF THE BOARD

  The standing committees of the Board are an Audit Committee, a Compensation and Nominating Committee, a Corporate Responsibility Committee and an Executive and Finance Committee. In April 1996, the Board also established an Ad Hoc Committee on Corporate Governance.

  The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their examination of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of Olin's Internal Audit Department; and reviews the presentation of Olin's financial results. The committee also advises the Board on compliance with Olin's Code of Business Conduct, on government and other compliance programs, on corporate and governmental security matters, and monitors major litigation with a particular interest in the event there are claims that Olin has acted unethically or unlawfully. The Audit Committee currently consists of Ms. Jaffe and Messrs. Cavanagh, Higgins (chair), Lichtenberger, Read and Schaefer. During 1996, five meetings of this committee were held.

  The Compensation and Nominating Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers stock option plans and the Long Term Incentive Plan, issues an annual report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements and reviews plans for management development and succession. The committee approves the interest rate for deferred compensation arrangements and administers the Senior Executive Pension Plan. The committee also advises the Board on such matters as the composition and remuneration of the Board and committees thereof, including the nomination of directors, protection against liability and indemnification. The committee will consider candidates recommended by shareholders for election as directors at annual meetings. Recommendations must be in writing and submitted to the Secretary of Olin by December 1, accompanied by a biography and the written consent of the candidate. The Compensation and Nominating Committee currently consists of Messrs. Kuehler, Lichtenberger and Ratcliffe (chair). During 1996, six meetings of this committee were held.

  The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Compensation and Nominating Committee) be given to the Secretary of Olin no later than 90 days before an annual meeting of shareholders or seven days following notice of special meetings of shareholders for the election of directors, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the

Securities and Exchange Commission ("SEC") proxy rules; and the consent of the nominee to serve as a director if elected.

  The Corporate Responsibility Committee reviews issues of corporate responsibility in areas that are legally mandated as well as in areas involving good corporate citizenship. The Committee has oversight responsibility for the implementation of the Corporation's Responsible Care(R) Codes, for charitable contributions (including recommendations for contributions by the Olin Corporation Charitable Trust), for compliance with legal mandates in the environmental, health and safety areas, and for setting policy for action generally expected of a socially responsible corporation. The committee also reviews and evaluates the investment performance of the pension and CEOP funds; reviews and approves investment policies with respect to the pension and CEOP plans; approves the selection of CEOP investment options; approves the appointment of pension and CEOP trustees and investment managers and their respective agreements; reviews the funding policies of the pension plans, consults with, and obtains reports from, the pension and CEOP plans' trustees and other fiduciaries; elects members to the Benefit Plan Review Committee and to the committees that administer the pension plans and the CEOP; adopts those amendments that the Benefit Plan Review Committee (or other duly constituted committee) has not been delegated the authority to approve and adopt by the Board, and takes such other actions with respect to pension and CEOP plans for which authority has not been reserved or delegated to such other administrative committee by the Board; approves and adopts new qualified and non-qualified plans; approves terminations of qualified and non-qualified plans; recommends to the Board changes in the administration of qualified and non-qualified plans; and reports and makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate. The Corporate Responsibility Committee currently consists of Ms. Jaffe and Messrs. Cavanagh, Johnstone, Read and Schaefer (chair). During 1996, five meetings of this committee were held.

  The Executive and Finance Committee, during the intervals between Board meetings, may exercise all the power and authority of the Board (including all the power and authority of the Board in the management, control and direction of the financial affairs of Olin) except with respect to those matters reserved to the Board by Virginia law, in such manner as the committee deems best for the interests of Olin, in all cases in which specific directions have not been given by the Board. The Executive and Finance Committee currently consists of Messrs. Griffin, Higgins, Johnstone (chair), Kuehler and Ratcliffe. During 1996, five meetings of this committee were held.

  The Ad Hoc Committee on Corporate Governance was established to review current corporate governance trends and issues and recommend to the Board the adoption of "best practices" most appropriate for the governance of the affairs of the Board and the Corporation. The Committee consists of Ms. Jaffe and Messrs. Cavanagh, Higgins, Lichtenberger and Ratcliffe. Mr. R. R. Frederick, a retired director, was the chair of this committee. During 1996, two meetings of this committee were held.

COMPENSATION OF DIRECTORS

  During 1996, each member of the Board was entitled to an annual retainer of $25,000, all of which was paid or credited in the form of shares of Common Stock as provided in the 1994 Stock Plan for Nonemployee Directors (the "1994 Directors Plan"). Generally speaking, the 1994 Directors Plan (i) provides for the granting annually of 100 shares (204 shares effective January 1, 1997 as a result of an adjustment for the recent 2-for-1 stock split and spinoff of Primex Technologies, Inc.) of Common Stock to each non-employee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for the granting to such director annually an amount of shares of Common Stock equal in value to $25,000 in lieu of a cash retainer, (iii) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash,
(iv) permits such director to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds $25,000 ("Excess Retainer") in lieu of cash for such excess and (v) permits such director to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of Common Stock. During 1996, directors who were not employees of Olin were paid a fee of $1,200 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Committee chairs also received a $5,000 annual committee meeting fee.

  Effective January 1, 1997, the Board increased the annual retainer to $30,000 and the meeting fee to $1,500 per meeting attended. In addition, in December 1996 the Board terminated the Retirement Plan for Nonemployee Directors ("Directors Retirement Plan") for future directors and certain current directors and in its stead approved the 1997 Stock Plan for Nonemployee Directors (the "1997 Directors Plan"). The 1997 Directors Plan became effective January 1, 1997. In general, the 1997 Directors Plan provides for (i) the annual grant of 500 shares of Common Stock to each nonemployee director who is not eligible for any other pension benefits from Olin or who waived his or her rights with respect to benefits from the Directors Retirement Plan and (ii) the one-time grant on January 15, 1997 to each active nonemployee director who had an accrued benefit under the Directors Retirement Plan as of December 31, 1996 and who waived his or her right to benefits from the Directors Retirement Plan of that number of shares of Common Stock equal to the present value of his or her accrued benefit under the Directors Retirement Plan as of December 31, 1996. The shares granted to each nonemployee director under the 1997 Directors Plan are credited to a deferred stock account and such account is paid out in stock when such director ceases to be a member of the Board. Such director can elect to extend that automatic deferral period. Deferred accounts under the 1997 Directors Plan will be paid dividend equivalents. Deferred accounts under the 1994 Directors Plan and 1997 Directors Plan are also paid out if there is a "Change in Control" as defined in such plans.

  Directors who are not officers or employees of Olin are also covered under the Company's matching gift plan whereby the Company will make a 100% match of gifts totalling up to $5,000 by the director to an eligible institution. Directors who are not officers or employees of Olin or one of its subsidiaries are covered while on Company business under Olin's business travel accident insurance policy which covers employees of the Company generally.

DIRECTORS RETIREMENT PLAN

  Under the Directors Retirement Plan, a director who has completed five years of service as a nonemployee director and attained age 65 may retire from the Board and receive a retirement benefit based on a percentage of the annual retainer in effect at the time of retirement (50% after five years of service, increasing 10% for each additional year of service to 100%). However, if a director is eligible for a pension benefit under another Olin pension plan, the maximum annual benefit under the Directors Retirement Plan may not exceed 50% of the director's compensation used for calculating such other pension benefit less (a) the amount of retirement allowance from all other Olin pension plans and pension plans of previous employers and (b) 50% of the director's primary Social Security benefit. Unless such director has previously elected to have such benefit paid on an annual basis for his or her life, the actuarial present value of the annual benefit otherwise payable to the director under the Directors Retirement Plan will be paid to him or her in a lump sum at retirement. If a director has elected to have the retirement benefit paid on an annual basis, (a) the benefit will be so paid for his or her life, (b) the surviving spouse of such a director who dies while receiving payments from the Directors Retirement Plan will receive a benefit for life equal to 50% of such payments, (c) the surviving spouse of such a director who dies while serving on the Board will receive a benefit equal to 50% of the benefit that would have been paid had the director retired from the Board on the date of death and (d) on the occurrence of a "Change in Control" of Olin, if such a director has met the service requirements for benefits under the Plan, the director will then receive a discounted lump sum payment equal to the actuarial present value of his or her benefit. If such payment upon a "Change in Control" becomes subject to an "excess parachute payment" tax, the payment will be increased so that the payee will receive a net payment equal to that which would have been received if such tax did not apply. Change in Control for purposes of this plan means any of the following:
(i) Olin ceases to be publicly owned; (ii) 20% or more of the voting stock of Olin is acquired by others (other than an Olin employee benefit plan); (iii) incumbent directors and their designated successors cease over a two-year period to constitute a majority of the Board; or (iv) the Board determines that a tender offer for Olin's shares indicates a serious intention by the offeror to acquire control of Olin.

  In December 1996, the Board terminated the Directors Retirement Plan for current directors who waive their rights to benefits under the Directors Retirement Plan and for any future directors. All current directors waived their rights to the Directors Retirement Plan and as a consequence were given a one-time credit to a deferred stock account on January 15, 1997 of shares of Common Stock under the 1997 Directors Plan equal in value to the present value of such director's accrued benefit under the Directors Retirement Plan determined as of December 31, 1996. Such present value was $90,000, $74,000, $144,000, $181,000, $144,000, $138,000, $253,000 and $155,000 for Ms. Jaffe and
Messrs. Cavanagh, Higgins, Kuehler, Lichtenberger, Ratcliffe, Read and Schaefer, respectively.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 14, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 15, 1997. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                                         NO. OF      PERCENT OF
                                                      COMMON SHARES   CLASS OF
                                                       BENEFICIALLY    COMMON
              NAME OF BENEFICIAL OWNER                  OWNED(A,B)    STOCK(C)
              ------------------------                -------------  ----------
Richard E. Cavanagh..................................       3,476       --
Donald W. Griffin....................................     365,344(d)    --
William W. Higgins...................................     258,769(e)    --
Robert Holland, Jr...................................       2,000       --
Suzanne D. Jaffe.....................................       7,129       --
John W. Johnstone, Jr................................     409,958       --
Jack D. Kuehler......................................       8,997       --
H. William Lichtenberger.............................       7,838       --
G. Jackson Ratcliffe, Jr.............................       9,489       --
William L. Read......................................      12,350       --
John P. Schaefer.....................................       8,726       --
James G. Hascall.....................................     114,278       --
Michael E. Campbell..................................      80,585       --
Anthony W. Ruggiero..................................      31,109       --
Patrick J. Davey.....................................      60,127       --
Leon B. Anziano......................................      42,890       --
Directors and executive officers as a group, includ-
 ing those named above (27 persons)..................   1,789,615       3.4

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Griffin) are certain shares of Common Stock credited to deferred accounts for such directors pursuant to the arrangements described above under "Compensation of Directors" in the amounts of 3,230 for Mr. Cavanagh; 8,237 for Mr. Higgins; 5,883 for Ms. Jaffe; 884 for Mr. Johnstone; 8,997 for Mr. Kuehler; 7,438 for Mr. Lichtenberger; 7,489 for Mr. Ratcliffe; 11,550 for Mr. Read and 6,348 for Mr. Schaefer. Such shares so credited to these directors have no voting power.
(b) The amounts shown include shares that may be acquired within 60 days following January 15, 1997 through the exercise of stock options, as follows: Mr. Griffin, 202,009; Mr. Johnstone, 312,286; Mr. Hascall, 93,862; Mr. Campbell, 63,738; Mr. Ruggiero, 20,324; Mr. Davey, 47,460; Mr.
    Anziano, 29,480; and all directors and executive officers as a group, including the named individuals, 1,042,591.
(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.
(d) Includes 127,766 shares held by a charitable foundation in which Mr. Griffin is an individual trustee and shares voting and investment power with Boatmen's Trust Company. Mr. Griffin disclaims beneficial ownership of such shares.
(e) Includes 18,600 shares held in three trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 84,220 shares held in two trusts of which his spouse is beneficiary and co-trustee; 66,974 shares held in five trusts of which Mr. Higgins is co-trustee and his children are beneficiaries and 79,538 shares held by his spouse. Mr. Higgins disclaims beneficial ownership of all such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Olin, or written representations that no Forms 5 were required, Olin believes that during the period January 1, 1996 to December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except Mr. J. Douglas DeMaire, formerly a Vice President, timely filed a Form 3 in December 1995 on which he inadvertently forgot to include his aggregate Common Stock holdings in the Automatic Dividend Reinvestment Plan. This error was corrected in a later filing.

                             EXECUTIVE COMPENSATION

 REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM AS ADMINISTERED IN 1996

  As in past years, the Compensation and Nominating Committee ("Compensation Committee") has established competitive total compensation opportunities (and each component thereof) for the CEO and other executive officers that are targeted to the median of a group of 23 companies (the "comparator group") that are similar in size, scope of operations and represent businesses competing in the chemicals, metals and defense and aerospace industries. Independent consultants provide the Committee with an annual assessment of Olin's relative positions within this comparator group with respect to performance, total compensation and each component therein:

  . annual base salary

  . annual incentive bonus

  . long term incentive award

  Together, these three components comprised the total targeted compensation opportunity determined by the competitive analysis cited above. Once the total targeted compensation opportunity is determined for the CEO and the other named executive officers, the Compensation Committee, also with the advice of outside consultants, determined the appropriate mix of these three components, again using the competitive analysis.

  As discussed in this report last year, the Company implemented the Economic Value Added (EVA) business management system beginning in 1996. The annual incentive bonus plan discussed below was modified to reflect this new measurement system. Also, the CEO assumed his current responsibilities effective January 1, 1996 as part of a previously planned and announced leadership transition plan.

ANNUAL BASE SALARY

  The new CEO's base salary was set by the Committee effective January 1, 1996. It remained unchanged during 1996. Factors considered in setting his salary included analyses using the comparator group and our median target value, the salary of the former CEO and the prior salary of the CEO when he was President and Chief Operating Officer. The foregoing factors were utilized by our outside consultants in their recommendation to the Committee. His base salary was set below the median of the comparator group reflecting his newness to the position.

  Also effective January 1, 1996, the two new executive vice presidents had base salary adjustments reflecting their promotions. The same methodology was used. The other named executives did not receive base salary increases during 1996.

ANNUAL INCENTIVE BONUS

  The EVA annual incentive plan formula was implemented January 1, 1996. This formula calls for the bonuses of corporate officers to be determined solely on the basis of EVA performance for the

Corporation versus a previously agreed to target. The award is calculated solely by reference to the Corporation's financial results and without reference to any individual's non-financial performance. For 1996, the Company's actual EVA performance versus the Board set target substantially exceeded the goal. Under the EVA bonus formula, a bonus multiple is generated by reference to an EVA performance factor and a target multiplier. This bonus multiple is then applied to the target bonus set on January 1, 1996 and results in a "declared bonus" award. Under the bonus plan, the declared bonus award is then placed into an individual's "bonus bank" from which only a predetermined portion of the bank balance is actually paid out as the bonus award in a given year (for 1996, the predetermined payout is 67% of the declared bonus). The remaining bank balance is deferred, to be paid out over subsequent years if performance is sustained.

  The CEO's bonus is determined under the Senior Management Incentive Compensation Plan in accordance with the EVA incentive formula. For 1996, under the EVA bonus formula, the CEO's bonus payout was $702,718, with a bank balance of $346,115 to be taken into account under the EVA formula in computing his 1997 EVA bonus award.

  The actual bonus awards for the Executive Vice Presidents and the Chief Financial Officer were determined in accordance with the EVA incentive plan. However, in addition to the EVA incentive awards granted to Michael E. Campbell, Executive Vice President and Anthony W. Ruggiero, Senior Vice President and Chief Financial Officer, a discretionary award was granted by the Committee in the amount of $100,000 to Mr. Campbell and $50,000 to Mr. Ruggiero for their exceptional contributions to the Company's strategic initiatives. The other named executives, as Division Presidents, had their EVA performance weighted 75% Division unit performance and 25% total Company performance. Otherwise, their actual bonus awards were determined in the same fashion with EVA performance being the sole determinant of their awards.

LONG TERM INCENTIVE AWARD

  As explained earlier, the Compensation Committee determined the long term incentive award opportunity for each named executive in early 1996. For 1996, given the change to the EVA based annual incentive bonus plan, the long term incentive plan was modified to be comprised of stock options only. It was felt this focus on share value was the strongest and simplest linkage to shareholder interests. The CEO received a stock option grant in 1996 equivalent to two times the target value of his long term incentive opportunity. This one-time double grant was deemed to be warranted owing to the Company's exceptionally strong 1995 performance and the implementation of the EVA incentive system focused on increasing shareholder value. All other named executives and all participants in the long term incentive plan also received stock option grants equivalent to twice their target value. This option grant vests one-third each year beginning in 1997.

DEVELOPMENTS LOOKING FORWARD TO 1997

  As a result of the strategic initiatives announced during the fourth quarter of 1996, the Committee has asked its consultants to review the composition of the comparator group to ensure the appropriate mix of companies and size and scope of operations to accurately reflect the "new" Olin going forward. Any resulting actions from the analyses will be communicated in this report next year.

February 27, 1997                             G. JACKSON RATCLIFFE, JR.,
                                              CHAIRMAN
                                              JACK D. KUEHLER
                                              H. WILLIAM LICHTENBERGER

  The following table shows for the Chief Executive Officer and the other five most highly compensated executive officers of Olin cash compensation for the fiscal years 1994-1996.

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION               LONG TERM COMPENSATION
                         -------------------------------------- ------------------------------
                                                                      AWARDS(A)       PAYOUTS
                                                                --------------------- --------
   NAME AND PRINCIPAL                                           RESTRICTED SECURITIES
     POSITION AS OF                              OTHER ANNUAL   STOCK UNIT UNDERLYING   LTIP      ALL OTHER
   DECEMBER 31, 1996     YEAR  SALARY   BONUS   COMPENSATION(B)   AWARDS    OPTIONS   PAYOUTS  COMPENSATION(C)
   ------------------    ---- -------- -------- --------------- ---------- ---------- -------- ---------------
Donald W. Griffin....... 1996 $550,000 $702,718     $43,672     $       0   120,000   $389,960     $27,475
 Chairman, President &   1995  412,500  480,000      50,957             0    23,568          0      20,981
 Chief Executive Officer 1994  395,008  400,000      35,783             0    21,274          0      20,535
James G. Hascall........ 1996 $350,000 $401,553     $25,861     $       0    60,000   $233,764     $19,075
 Executive Vice
  President              1995  312,500  260,000      31,293             0    10,878          0      17,081
                         1994  297,500  240,000      22,839             0    10,054          0      18,069
Michael E. Campbell..... 1996 $300,000 $451,359     $17,367     $       0    60,000   $114,082     $16,975
 Executive Vice
  President              1995  240,006  160,000      13,722             0     7,252          0      14,157
                         1994  227,504   50,000       9,130             0     5,416          0      12,801
Anthony W. Ruggiero(d).. 1996 $350,000 $401,359     $17,071     $       0    60,000   $      0     $22,434
 Senior Vice President   1995  116,668        0       2,439       650,000    10,000          0       6,556
 and Chief Financial
  Officer                1994        0        0           0             0         0          0           0
Patrick J. Davey(e)..... 1996 $270,000 $350,633     $13,486     $       0    30,000   $128,609     $11,083
 Vice President          1995  260,000  220,000      16,036             0     9,064          0      10,401
                         1994  247,091  165,000      10,853             0     6,576          0       9,256
Leon B. Anziano......... 1996 $250,000 $336,619     $11,467     $       0    30,000   $128,609     $14,875
 Vice President          1995  240,000  185,000      14,154             0     7,252          0      14,012
                         1994  228,754  185,000       9,724             0     5,416          0      11,807

-------

(a) All awards shown reflect an equitable adjustment made pursuant to the anti-dilution provisions of the plans for a 2-for-1 stock split but do not reflect an equitable adjustment made pursuant to such provisions as a result of the spinoff of Primex Technologies, Inc.
(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin Common Stock. Also includes tax gross-ups paid for imputed income on use of company-provided automobiles.
(c) Amounts reported in this column for 1996 are comprised of the following items:

                                                 CEOP  SUPPLEMENTAL  TERM LIFE
                                                MATCH    CEOP(1)    INSURANCE(2)
                                                ------ ------------ ------------
  D. W. Griffin...............................  $6,393   $16,450       $4,632
  J. G. Hascall...............................   6,393     8,050        4,632
  M. E. Campbell..............................   6,393     5,950        4,632
  A. W. Ruggiero..............................   6,393     8,400        7,641
  P. J. Davey.................................   6,393     4,690            0
  L. B. Anziano...............................   6,393     3,850        4,632

-------

(1) The Supplemental CEOP permits participants in the CEOP to make contributions, and Olin to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
(2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
(d) Mr. Ruggiero joined Olin as Senior Vice President and Chief Financial Officer in August 1995. All of his restricted stock units vest on August 30, 2000, subject to continued employment, and are paid out on the vesting date in the form of shares of Common Stock on a 1-for-1 basis. At December 31, 1996 the units totaled 20,000 and were valued on such date at $752,600 using the closing price of the Common Stock on December 31, 1996 as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.
(e) Mr. Davey ceased to be a Vice President in December 1996.

                              STOCK OPTION PLANS

  Under Olin's Stock Option Plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options may not be exercised later than ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of already-owned Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for anti-dilution adjustments, options do not expressly provide for repricing or adjustments to the exercise price.

  The following table sets forth as to the individuals named in the summary compensation table on page 14, information relating to options granted by Olin from January 1, 1996 through December 31, 1996.

               OPTION GRANTS OF COMMON STOCK IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS(A)
                         --------------------------------------------------------------------------------
                         NUMBER OF                                         POTENTIAL REALIZABLE VALUE AT
                         SECURITIES                                        ASSUMED RATES OF STOCK PRICE
                         UNDERLYING    % OF TOTAL                             APPRECIATION FOR OPTION
                         OPERATIONS OPTIONS GRANTED                                 TERM(E)(F)
                          GRANTED   TO ALL EMPLOYEES  EXCISE   EXPIRATION -------------------------------
NAME                       (B,C)     IN FISCAL YEAR  PRICE (D)    DATE    0%       5%            10%
----                     ---------- ---------------- --------- ---------- --- ------------- -------------
D. W. Griffin...........   120,000         8.6%       $40.00    1/24/06     0     3,018,694     7,649,963
J. G. Hascall...........    60,000         4.3%        40.00    1/24/06     0       503,116     1,274,994
M. E. Campbell..........    60,000         4.3%        40.00    1/24/06     0     1,509,347     3,824,981
A. W. Ruggiero..........    60,000         4.3%        40.00    1/24/06     0     1,509,347     3,824,981
P. J. Davey.............    30,000         2.2%        40.00    1/24/06     0       754,673     1,912,491
L. B. Anziano...........    30,000         2.2%        40.00    1/24/06     0       754,673     1,912,491
All Stockholders........       N/A         N/A           N/A        N/A     0 1,313,201,225 3,327,909,703
All Optionees........... 1,387,400       100.0%        40.00    1/24/06     0    29,062,425    73,649,889

--------
(a) Number of options and the exercise price reflect an equitable adjustment to the original grant made pursuant to anti-dilution provisions of the plan as a result of the 2-for-1 stock split but do not reflect an anti-dilution adjustment that was made for the spinoff of Primex Technologies, Inc.
(b) Options were awarded on January 25, 1996. One-third of the grant becomes exercisable on each January 25 beginning in 1997 except one-third of the options granted to employees who became employees of Primex Technologies, Inc. on January 1, 1997 vested on December 31, 1996 and the balance of the grant to these employees was cancelled. As a result, Mr. Hascall's grant was reduced to 20,000.
(c) Under the Stock Option Plan, the Compensation Committee, in its discretion, may grant stock appreciation rights ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted, together with such additional terms and conditions as the Compensation Committee may prescribe.
(d) The exercise price of the options reflects the fair market value of Common Stock on the date of grant as adjusted for the 2-for-1 stock split.
(e) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.
(f) Realizable values are computed based on the number of options which were granted in 1996 and which were still outstanding at year-end.

  The following table sets forth as to the individuals named in the summary compensation table on page 14, information regarding options exercised during 1996 and the value of in-the-money outstanding options at the end of 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                   VALUES(A)

                                                NUMBER OF SECURITIES       AGGREGATE VALUE OF
                                               UNDERLYING UNEXERCISED   UNEXERCISED, IN-THE-MONEY
                           SHARES                OPTIONS AT 12/31/96     OPTIONS AT 12/31/96(B)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
D. W. Griffin...........        0    $     0    157,962      120,000    $1,858,033       $ 0
J. G. Hascall...........        0          0     91,996            0       833,221         0
M. E. Campbell..........      950     20,283     42,508       60,000       528,123         0
A. W. Ruggiero..........        0          0          0       70,000             0         0
P. J. Davey.............    1,128     26,046     36,518       30,000       431,513         0
L. B. Anziano...........    2,134     45,732     18,914       30,000       203,800         0

--------
(a) Figures presented are adjusted to reflect the 2-for-1 stock split effective October 30, 1996 but do not reflect an anti-dilution adjustment made to outstanding options as a result of the spinoff of Primex Technologies, Inc.
(b) Value was computed as the difference between the exercise price and the $37.63 per share closing price of Olin Common Stock on December 31, 1996, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG OLIN CORPORATION, THE S&P 400 INDEX AND THE S&P CHEMICAL INDEX*

                                   [GRAPH]

                       1991    1992    1993    1994    1995    1996
Olin Corp.              100     119     135     147     221     230
S&P 400                 100     106     115     120     161     198
S&P Chemicals           100     109     122     141     184     243

* $100 invested on December 31, 1991 in stock or index, including reinvestment of dividends.
        Fiscal year ending December 31.

EXECUTIVE AGREEMENTS

  Each of the executive officers named in the table on page 14 (other than Mr. Hascall) and eight other employees have agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum severance payment from Olin equal to 12 months' salary plus the greater of (a) the average incentive compensation award paid from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of Olin. In the event that a "Change in Control" of Olin occurs, and there is a covered termination, the individual will receive twice the severance payment or in the case of the Chairman of the Board and Chief Executive Officer three times. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment. The agreements also provide for certain outplacement services. The agreements will expire on September 30, 1999, unless prior to that date there is a "Change in Control" of Olin, in which event they will expire on the later of September 30, 1999 or three years following the date of the "Change in Control". A "Change in Control" would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a "Potential Change in Control" of Olin has occurred. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans, including its EVA annual incentive bonus plan, also contain "change-in-control" provisions.

RETIREMENT BENEFITS

  The Olin Corporation Employees' Pension Plan, together with two supplementary plans (collectively, the "Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Corporation Employees' Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next succeeding paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table
on page   ) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit.

  Under the Senior Executive Pension Plan (the "Senior Plan"), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits, as set forth above. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service in a senior executive position and in all cases are reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and 50% of the employee's primary social security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Pension Plan and the other two supplementary plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent. On December 31, 1996, in connection with the spinoff from Olin of Primex Technologies, Inc. ("Primex"), Mr. Hascall voluntarily ceased to be an employee of Olin and became on January 1, 1997, Chairman and Chief Executive Officer of Primex. In connection with his departure, Mr. Hascall waived his rights to the Senior Plan and the two supplemental pension plans with respect to his accrued benefits in exchange for a lump sum cash payment to be made in 1997 equal in value to the present value of his retirement benefits under such plans as accrued through December 31, 1996. In addition, when Mr. Hascall retires from Primex, consistent with the treatment of all other former Olin employees who retire from Primex, his pension benefits under these plans will be calculated using his pay but not service with Primex. Consequently, he may be entitled to an additional lump sum payment for any additional incremental benefit to the extent it exceeds the lump sum payment already made.

  The Olin Corporation Employees' Pension Plan provides that if, within three years following a "Change in Control" of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

  Each of the Senior Plan and the two supplementary plans mentioned above provides that in the event of a "Change in Control", Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control". The agreements described under "Executive Agreements" above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a "Change in Control".

  The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                     -------------------------------------------
                                       15
REMUNERATION                          YEARS  20 YEARS 25 YEARS 30 YEARS 35 YEARS
------------                         ------- -------- -------- -------- --------
$  200,000.......................... $90,000 $100,000 $100,000 $100,000 $105,000
   300,000.......................... 135,000  150,000  150,000  150,000  157,500
   400,000.......................... 180,000  200,000  200,000  200,000  210,000
   500,000.......................... 225,000  250,000  250,000  250,000  262,500
   600,000.......................... 270,000  300,000  300,000  300,000  315,000
   700,000.......................... 315,000  350,000  350,000  350,000  367,500
   800,000.......................... 360,000  400,000  400,000  400,000  420,000
   900,000.......................... 405,000  450,000  450,000  450,000  472,500
 1,000,000.......................... 450,000  500,000  500,000  500,000  525,000
 1,100,000.......................... 495,000  550,000  550,000  550,000  577,500
 1,200,000.......................... 540,000  600,000  600,000  600,000  630,000
 1,300,000.......................... 585,000  650,000  650,000  650,000  682,500
 1,400,000.......................... 630,000  700,000  700,000  700,000  735,000
 1,500,000.......................... 675,000  750,000  750,000  750,000  787,500
 1,600,000.......................... 720,000  800,000  800,000  800,000  840,000

  Credited years of service for the named executive officers as of December 31, 1996 are as follows: Mr. Griffin, 35.6 years (15.8 years under the Senior
Plan); Mr. Hascall, 36.4 years (16.9 years under the Senior Plan); Mr. Campbell, 18.6 years (9.3 years under the Senior Plan); Mr. Ruggiero, 1.3 years (1.3 years under the Senior Plan); Mr. Davey, 24.4 years (13.5 years under the Senior Plan); and Mr. Anziano, 23.1 years (9.0 years under the Senior Plan).

DEFERRALS

  Under Olin's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts. Individuals with such deferred accounts (including certain deferred directors' compensation) currently may borrow from Olin at market interest rates up to 50% of the value of their deferred phantom stock accounts and up to 100% of their deferred cash accounts. The term of the loan is selected by the individual but all loans mature at termination of employment or service as a director.

 ITEM 2--AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION

  On January 30, 1997, the Board of Directors unanimously approved an amendment to the Corporation's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Common Stock to 120,000,000 shares and the Board of Directors directed that the proposed amendment be submitted for approval to the shareholders. If the shareholders approve the amendment recommended by the Board of Directors, the first sentence of Article Fourth of the Articles, which sets forth the total authorized shares of the Corporation, would be amended to read as follows:

  FOURTH: The aggregate number of shares that the Corporation shall have authority to issue shall be 10,000,000 shares of Preferred Stock, par value $1 per share (hereinafter called Preferred Stock), and 120,000,000 shares of Common Stock, par value $1 per share
  (hereinafter called Common Stock).

  The Articles presently authorize the issuance of 60,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of January 31, 1997,
          shares of Common Stock were outstanding and           shares of
Common Stock were reserved for issuance under the Corporation's employee benefit and incentive plans. Effective October 30, 1996, the Company's shares of Common Stock were split two-for-one. The amendment, if adopted, would restore approximately the ratio of outstanding shares to authorized shares as it existed prior to the stock split. The Corporation does not have any present plan, understanding or agreement to issue additional shares of Common Stock (other than pursuant to currently existing benefit arrangements and contractual commitments). Although presently authorized shares are sufficient to meet all known present requirements, the Board of Directors believes that the proposed increase in authorized shares of Common Stock is desirable to enhance the Corporation's flexibility in connection with possible future actions, such as stock dividends, stock splits, financings, corporate mergers, acquisitions of properties, and other corporate purposes. If the proposed amendment is approved, in accordance with the Virginia Stock Corporation Act, the Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes and may issue all or any of the authorized shares of Common Stock without further authorization by the shareholders.

  As with the issuance of any shares of Common Stock other than on a prorata basis to all current shareholders, the issuance of the additional shares of Common Stock authorized by the proposed amendment would reduce the proportionate interests in the Corporation held by current shareholders.

  The affirmative vote of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval of the proposed amendment. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote. If approved by the shareholders, the proposed amendment would become effective upon filing and acceptance of Articles of Amendment as required by the Virginia Stock Corporation Act.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION.

                  ITEM 3--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors of Olin for the year 1997. The appointment of this firm was recommended to the Board by its Audit Committee.

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG Peat Marwick LLP as independent auditors.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

  The ratification of the appointment of independent auditors for 1997 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
                                  APPOINTMENT
       OF KPMG PEAT MARWICK LLP AS OLIN'S INDEPENDENT AUDITORS FOR 1997.

                                 MISCELLANEOUS

  Olin will pay the entire expense of this solicitation of proxies.

  Georgeson & Company Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson & Company Inc. a fee of $10,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Olin.

SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented to Olin's 1998 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 11, 1997 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500.

                                          By order of the Board of Directors:
                                          /s/ Johnnie M. Jackson, Jr.
                                          JOHNNIE M. JACKSON, JR.
                                               Secretary

Dated: March 11, 1997

                     [LOGO]     PRINTED ON RECYCLED PAPER

                                                PROXY
                                OLIN CORPORATION
                        501 MERRITT 7, NORWALK, CT 06856

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and
      JOHN W. JOHNSTONE, JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual
      Meeting of Shareholders to be held at
      Norwalk, Connecticut, on April 24, 1997, at
      10:30 a.m. and at any adjournment.

        This Proxy will be voted as directed by
      the shareholder on the items listed on the reverse side. IF NO CONTRARY DIRECTION IS
      SPECIFIED, THIS PROXY WILL BE VOTED FOR
      ITEMS 1, 2 AND 3. Should any nominee be
      unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

      COMMENTS/ADDRESS CHANGE: PLEASE MARK BOX ON REVERSE SIDE


PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                    THEN RETURN IT IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      DIRECTIONS TO THE GTE NORWALK CENTER
      via the New England Thruway/Connecticut Turnpike or Merritt Parkway
--------------------------------------------------------------------------------

NEW ENGLAND                  HUTCHISON RIVER PARKWAY/
THRUWAY/INTERSTATE 95/       MERRITT PARKWAY -- EXIT 38

CONNECTICUT TURNPIKE --
EXIT 13

                               From New York

From New York

                            1. Turn right onto New
1. Turn right onto the         Canaan Avenue/Route
   Boston Post                 123 and, almost
   Road/Connecticut            immediately, turn
   Avenue (U.S. 1).            left onto Nursery
                               Street.


2. Proceed .3 mile to
   Richards Avenue.

3. Turn left onto           2. Continue on Nursery
   Richards Avenue and         Street for .8 mile,
   continue 1.5 miles to       bearing right, until
   Fillow Street.              it ends at Marvin
                               Ridge Road.


4. Turn left onto Fillow
   Street, driving .2       3. Turn left onto Marvin
   mile to stop sign at        Ridge Road, which
   Weed Avenue.                becomes Weed Avenue.


5. Turn right onto Weed     4. Drive for .7 mile to
   Avenue, and continue        the entrance of the
   .3 mile to entrance         GTE Norwalk Center.
   of the GTE Norwalk
   Center.

                            5. The entrance is on
                               the left side of Weed
                               Avenue.


                            From New Haven -- Exit
6. The entrance is on       38
   the right side of
   Weed Avenue.


                            1. Turn right onto New
From New Haven -- Exit         Canaan Avenue/Route
13                             123 and proceed .2
                               mile to Nursery
                               Street.

1. Turn right onto the
   Boston Post
   Road/Connecticut
   Avenue (U.S. 1).


                            2. Turn right onto
2. Proceed .5 mile to          Nursery Street.
   Richards Avenue.

                            3. Follow directions 2-5
3. Follow directions 3-6       above.
   above.

                                               [X] Please mark
                                                   your votes
                                                   this way



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                 WITHHELD
                        FOR          FOR ALL
                        (except as noted below)
Item 1--
  ELECTION OF DIRECTORS
  Nominees:              [_]       [_]
  Richard E. Cavanagh
  William W. Higgins
  Robert Holland, Jr.
  Suzanne D. Jaffe
  John P. Schaefer


Item
                     FOR   AGAINST  ABSTAIN
  2-- APPROVAL OF
  THE AMENDMENT      [_]    [_]       [_]
  OF ARTICLE
  FOURTH OF
  RESTATED
  ARTICLES OF
  INCORPORATION


    Item
      3--
      RATIFICATION       FOR   AGAINST  ABSTAIN
      OF                 [_]    [_]     [_]
      APPOINTMENT
      OF INDEPENDENT
      AUDITORS



                              YES     NO
      WILL ATTEND MEETING     [_]    [_]

 COMMENTS/ADDRESS CHANGE
 (use space on reverse  side) [_]    [_]


WITHHELD FOR:
(Write that nominee's name
in the space provided
below).

--------------------------


Signature(s) ___________________________   Date _______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE

                                PRELIMINARY COPY

                                OLIN CORPORATION
                      501 MERRITT 7, NORWALK, CONNECTICUT


      Dear Shareholder:

      You are invited to attend our 1997 Annual
      Meeting of Shareholders at 10:30 a.m. on Thursday, April 24th at the GTE Norwalk Center,
      32 Weed Avenue, Norwalk, Connecticut.

      This is your admission card. If you plan to attend, please mark the box on your proxy. Be sure to bring the card with you to the Meeting.
      On the back are directions showing how to reach the GTE Norwalk Center by automobile.

                               Sincerely,

                               Johnnie M. Jackson, Jr.
                               Secretary

                               PRELIMINARY COPY

                       CONFIDENTIAL VOTING INSTRUCTIONS

TO THE WACHOVIA BANK OF NORTH CAROLINA, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE
        OLIN CORPORATION CONTRIBUTING EMPLOYEE OWNERSHIP PLAN ("CEOP")

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


--                            --



--                            --


  I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the CEOP at the Annual Meeting of Shareholders of Olin to be held on April 24, 1997, and at any adjournment, (a) on the following matters, as indicated below, or if a contrary choice is not indicated, then FOR Items 1, 2, and 3 and (b) on any other matter which may properly come before the meeting.


        The Board of Directors recommends a vote FOR Items 1, 2, and 3.

          Election of the following          FOR    WITHHELD
          nominees as Directors:                     FOR ALL                                       FOR      AGAINST   ABSTAIN
          Richard E. Cavanagh               (except as noted below)    Item 2--Approval of the
Item 1--  William W. Higgins                                                   amendment of
          Robert Holland, Jr.                                                  Article Fourth of
          Suzanne D. Jaffe                                                     the Restated
          John P. Schaefer                                                     Articles of
                                             [_]       [_]                     Incorporation       [_]         [_]       [_]

                                                                       Item 3--Ratification of
                                                                               appointment of
                                                                               independent
                                                                               auditors            [_]         [_]       [_]


WITHHELD FOR: (Write that nominee's name in the space provided below).

---------------------------------------------



PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO WACHOVIA SHAREHOLDER SERVICES, PROXY TABULATION DEPT., PO BOX 9396, BOSTON, MA 02205-9975. Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. This form constitutes a direction to so vote.

DATED ___________________________, 1997     ____________________________________
                                                (SIGNATURE OF PARTICIPANT)

                               PRELIMINARY COPY

                       CONFIDENTIAL VOTING INSTRUCTIONS

TO THE WACHOVIA BANK OF NORTH CAROLINA, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE
  PRIMEX TECHNOLOGIES, INC. RETIREMENT INVESTMENT MANAGEMENT EXPERIENCE PLAN
                                ("PRIME PLAN")

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF OLIN CORPORATION

--                            --



--                            --

  I hereby instruct the Trustee to vote in person or by proxy all Common Stock of Olin Corporation ("Olin") credited to me which I am entitled to vote under the PRIME PLAN at the Annual Meeting of Shareholders of Olin to be held on April 24, 1997, and at any adjournment, (a) on the following matters, as indicated below, or if a contrary choice is not indicated, then FOR Items 1, 2, and 3 and
(b) on any other matter which may properly come before the meeting.


        The Board of Directors of Olin recommends a vote FOR Items 1, 2, and 3.

          Election of the following          FOR    WITHHELD
          nominees as Directors:                     FOR ALL                                       FOR      AGAINST   ABSTAIN
          Richard E. Cavanagh               (except as noted below)    Item 2--Approval of the
Item 1--  William W. Higgins                                                   amendment of
          Robert Holland, Jr.                                                  Article Fourth of
          Suzanne D. Jaffe                                                     the Restated
          John P. Schaefer                                                     Articles of
                                             [_]       [_]                     Incorporation       [_]         [_]       [_]

                                                                       Item 3--Ratification of
                                                                               appointment of
                                                                               independent
                                                                               auditors            [_]         [_]       [_]


WITHHELD FOR: (Write that nominee's name in the space provided below).

---------------------------------------------



PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO WACHOVIA SHAREHOLDER SERVICES, PROXY TABULATION DEPT., PO BOX 9396, BOSTON, MA 02205-9975. Common Stock credited to participants' accounts for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. This form constitutes a direction to so vote.

DATED ___________________________, 1997     ____________________________________
                                                (SIGNATURE OF PARTICIPANT)